Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259706

Supplement No. 13

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the  prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c) up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no. 13 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2022

Commission File Number: 001-40752

RENEW ENERGY GLOBAL PLC

(Translation of registrant’s name into English)

C/O Vistra (UK) Ltd 3rd Floor

11-12 St James’s Square London SW1Y 4LB

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Other Events

On May 10, 2022, Renew Energy Global plc appoints new CFO.

The press release is attached as Exhibit 99.1 hereto.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	ReNew appoints new CFO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 11, 2022	RENEW ENERGY GLOBAL PLC

	By	/s/ Samir Rai
		Name:	Samir Rai
		Title:	Company Secretary

Exhibit 99.1

ReNew appoints new CFO

- Also brings in new General Counsel, Chief Growth Officer

- Comes on back of total portfolio crossing 12 GW and strategic tie-ups in green hydrogen and battery storage

Gurugram, May 10, 2022: ReNew Power (“ReNew” or “the Company”) (NASDAQ: RNW, RNWWW), India’s leading renewable energy company, today announced it has hired a Group CFO to help drive its next phase of strong growth.

ReNew has also hired a new General Counsel and a Chief Growth Officer who will help lead the company’s expansion journey over the next decade, including its push into new clean energy segments such as green hydrogen. The leadership hires come as ReNew’s gross total portfolio jumped nearly 20% to ~12.1 GW at the end of April from 10.2 GW at the beginning of 2022. ReNew continues to lead the industry as India’s top utility-scale solar developer in 2021, according to Mercom India.

Kedar Upadhye has been appointed as Group CFO. He comes with over 22 years of diverse and global experience. Prior to joining ReNew, he was President and Global CFO, Cipla, one of India’s largest publicly traded pharmaceutical companies, with a market cap of approximately $US 9.8 billion. As CFO at Cipla, he headed the global finance and information technology functions and worked across multiple geographies, including the US. His leadership experience includes core financial reporting, business partnership, business model realignment & cost optimization, corporate finance, and global investor relations, apart from implementing several high-impact, cross-functional transformational projects.

Before Cipla, he was VP and Head, Finance and Investor Relations for NYSE-listed Dr. Reddy’s Laboratories. Kedar has also held leadership roles at PepsiCo and Thermax. He holds an MBA from the Indian Institute of Management, Bangalore, and is a qualified Company Secretary, as well as a Cost Accountant.

“I am excited to join the inspiring growth journey at ReNew when it is in the process of expanding its footprint and impact multi-fold. I aspire to be a strong partner for value creation, stakeholder delight, and best-in-class governance at ReNew,” Kedar said.

Vikash Jain joins ReNew as Global General Counsel. He comes with rich and varied international experience of over 26 years in compliance, governance, and litigation. In his last role, he was Group General Counsel for Vedanta Resources Limited, which included being General Counsel for Cairn Oil & Gas. Vikash has also held leadership roles at Transocean, Jubilant Energy, and Hindustan Oil Exploration Company. He is an MBA from the Indian School of Business, Hyderabad; holds an LLB from VSSD College, Kanpur; and is a qualified Company Secretary, as well as a Cost and Works Accountant.

Speaking about his appointment, Vikash said: “I am excited to join the ReNew family. I look forward to contributing to its inspiring growth journey.”

Vikram Kapur, with over two decades of professional experience, joins in the newly created Chief Growth Officer role to help build new businesses such as green hydrogen and carbon markets, as well as international partnerships to enable the core and nascent businesses. Prior to joining ReNew, he spent 17 years at McKinsey & Company, where he was a senior partner leading the energy and material practice. He also was at Unilever for over four years. Vikram holds an MBA from the Indian School of Business, Hyderabad, and a B. Tech from the Indian Institute of Technology, Delhi.

On his new role at ReNew, Vikram said: “I am really excited to join ReNew Power, which is at the forefront of driving the green energy transition in India. There are many new areas of growth such as green hydrogen and carbon markets and I look forward to building these businesses and contributing to the next phase of the company’s expansion.”

All three leaders will report to Sumant Sinha, Chairman and CEO, ReNew.

Speaking on the appointments, Sumant said: “I am delighted to welcome Kedar, Vikash, and Vikram, whose recognized professional calibre, global expertise, and strategic insights will significantly add to our leadership capabilities as we capitalize on the strong growth opportunity across the clean energy spectrum to help India meet its climate goals.”

ReNew’s recent surge in its gross total portfolio comes after signing a number of Power Purchase Agreements with utilities and long-term purchase agreements with corporate buyers this year. It also announced a joint venture with L&T and IndianOil for green hydrogen last month. Earlier this year, it partnered with US-based stationary battery leader Fluence for energy storage in India.

About ReNew

ReNew is one of the largest renewable energy Independent Power Producers in India and globally. ReNew develops, builds, owns, and operates utility-scale wind energy, solar energy, and hydro projects. As of May 9, 2022, ReNew had a gross total portfolio of ~ 12.1 GW of renewable energy projects across India, including commissioned and committed projects. To know more, visit www.renewpower.in and follow us on Linked In, Facebook, Twitter and Instagram.

Press Enquiries

Kamil Zaheer

kamil.zaheer@renewpower.in

+ 91 9811538880

Karan Anand

karan.anand@renewpower.in

+91 9833372732

Investor Enquiries

Nathan Judge

Anunay Shahi

ir@renewpower.in